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                                                                    EXHIBIT 12.1

                          VANGUARD HEALTH SYSTEMS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (DOLLARS IN MILLIONS)

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
                                                                                                                      PRO FORMA
                                                                                                                  -----------------
                                                                                                                            THREE
                                                           PREDECESSOR                                             YEAR     MONTHS
                                        -----------------------------------------------   THREE MONTHS ENDED       ENDED     ENDED
                                                          YEAR ENDED JUNE 30,                SEPTEMBER 30,       JUNE 30,  SEPT. 30,
                                        -----------------------------------------------   --------------------   --------  ---------
                                         2000      2001      2002      2003      2004       2003        2004      2004       2004
                                        ------    ------    ------    ------    ------     ------      ------    ------     ------
                                                                                       (Predecessor) (Combined
                                                                                                       Basis)
Income (loss) from continuing
   operations before income
   taxes and extraordinary
   items ............................  $ (0.2)   $ 10.7    $  9.7    $ 27.8    $ 65.0     $ 10.5      (161.0)    (52.8)      (1.5)
Minority interest expense (income) ..     0.1       0.8       0.8       0.7      (2.5)      (0.9)       (0.5)     (0.7)       0.1
Equity method (income) loss .........    (0.7)     (0.2)     (0.5)     (1.6)     (1.5)      (0.8)       (0.2)     (1.5)      (0.2)
Portion of rents representative of
  interest ..........................     1.7       3.0       3.6       4.6       5.9        1.4         1.6       6.9        1.8
Less:  Capitalized interest .........      -         -       (0.1)     (1.1)     (0.7)         -        (0.2)     (0.7)      (0.2)
Interest, including amortization of
   debt issuance expense ............     9.2      17.5      29.7      36.0      43.6       10.5        12.5     105.7       26.2
                                       ------    ------    ------    ------    ------     ------      ------    ------    -------
Earnings (loss) .....................  $ 10.1    $ 31.8    $ 43.2    $ 66.4    $109.8     $ 20.7      (147.8)   $ 56.9    $  26.2
                                       ======    ======    ======    ======    ======     ======      ======    ======    =======
Portion of rents representative of
   interest .........................  $  1.7    $  3.0    $  3.6    $  4.6    $  5.9     $  1.4      $  1.6    $  6.9        1.8
Interest including amortization of
   debt issuance expense ............     9.2      17.5      29.7      36.0      43.6       10.5        12.5     105.7       26.2
                                       ------    ------    ------    ------    ------     ------      ------    ------    -------
 Fixed Charges ....................... $ 10.9    $ 20.5    $ 33.3    $ 40.6    $ 49.5     $ 11.9        14.1    $112.6    $  28.0
                                       ======    ======    ======    ======    ======     ======      ======    ======    =======
 Ratio of earnings to fixed charges ..      -      1.6x      1.3x      1.6x      2.2x       1.7x           -         -          -

 Amount by which earnings are
   inadequate to cover fixed charges   $  0.8         -         -         -         -                 $161.9    $ 55.7    $   1.8
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